Sub item 77D
LEGG MASON PARTNERS INCOME TRUST
SUPPLEMENT DATED AUGUST 10, 2011
TO THE SUMMARY PROSPECTUS AND
PROSPECTUS DATED MAY 1, 2011 OF
LEGG MASON WESTERN ASSET
GOVERNMENT SECURITIES FUND

The last sentence of the legend on the cover of the fund?s Summary Prospectus is deleted and replaced with the following:

The fund?s Prospectus, dated May 1, 2011, as supplemented on June 1, 2011 and August 10,
2011, and as may be amended or further
supplemented, the fund?s statement of
additional information, dated May 1, 2011, as supplemented on August 10, 2011, and as may be amended or further supplemented, and the independent registered public accounting firm?s report and financial statements in the fund?s annual report to shareholders, dated December
31, 2010, are incorporated by reference into this Summary Prospectus.

Effective as of November 1, 2011, the fund?s name is changed to Legg Mason Western Asset
Mortgage Backed Securities Fund.

Effective as of November 1, 2011, the following text replaces the first paragraph under the section headed ?Principal Investment Strategies? in the fund?s Summary Prospectus and Prospectus:

Under normal circumstances, the fund invests at least 80% of its assets in mortgage backed securities.
Mortgage-backed securities may be issued by government-sponsored entities such as Federal
National Mortgage Association (Fannie Mae) or
Federal Home Loan Mortgage Corporation
(Freddie Mac) and by agencies of the U.S.
government, such as Government National
Mortgage Association (Ginnie Mae). Mortgage-backed securities represent direct or indirect participations in, or are collateralized by and payable from, mortgage loans secured by real property. These securities may or may not be backed by the full faith and credit of the U.S.
government..Even when the U.S. government guarantees principal and interest payments on securities, this guarantee does not apply to losses resulting from declines in the market value of these securities. The fund may invest in securities of any maturity, and the securities may have fixed, floating or variable rates. The fund may enter into dollar rolls (sometimes referred to as mortgage dollar rolls).